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                      MONUMENTAL LIFE INSURANCE COMPANY

              Charles & Chase Streets, Baltimore, Maryland 21202

                           UNITED STATES OF AMERICA

                      MANAGING GENERAL AGENT'S CONTRACT




THIS AGREEMENT, made in duplicate this 11th day of April, 1979, by and between MONUMENTAL LIFE INSURANCE COMPANY, a corporation of the State of Maryland, hereinafter called the Company, and

(NAME) Carroll H. Payne, Hugh A. Payne, Carroll H. Payne II, Debra Sue Payne and Naomi K. Payne DBA Independent Research Agency for Life Insurance
          ----------------------------------------------------------------------

(ADDRESS) Independent Research Agency for Life Insurance, Executive Suite -
          Rowan Building, P. 0. Box 2387, Fort Worth, Texas 76113
          ----------------------------------------------------------------------

hereinafter referred to as the General Agent,

WITNESSETH, that in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.  TERRITORY - The General Agent is authorized to solicit business in the following territory but said territory is not assigned exclusively to him.

ALL STATES IN THE UNITED STATES IN WHICH MONUMENTAL LIFE, THE GENERAL AGENT AND THE SOLICITING AGENT ARE LICENSED AND AUTHORIZED TO DO BUSINESS AND ALL MILITARY BASES IN THE UNITED STATES WHERE A REPRESENTATIVE OF THE GENERAL AGENT IS AUTHORIZED TO DO BUSINESS.

    The Company reserves the right to make changes in the Territory or to withdraw at any time upon 30 days notice to the General Agent.

2.   DUTIES

     a. The General Agent will solicit applications for life insurance policies issued by the Company and shall at all times be deemed an independent contractor and he shall refrain from holding himself out as an employee, partner, joint venturer, or associate of the Monumental Life Insurance Company, and nothing contained herein shall be construed to create the relationship of employer and employee between the Company and the General Agent.

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     b.   The General Agent will conform to and abide by the Company's instructions, rules and requirements and will be governed by the ethics of the life insurance business, the insurance laws and regulations of the state, province, or country in which he is authorized to do business, as well as the laws and regulations of the state insurance departments, the state and the United States.

3.   RESPONSIBILITIES AND AUTHORITY

     a. The General Agent or any of his representatives shall have no authority to change, omit, add to, or waive any question, any provision of the policy of insurance issued by the Company; to waive forfeitures, extend time of premium payments, quote rates other than those published by the Company, or to obligate or bind the Company in any way not specifically authorized by this Contract or in writing by the President or a Vice-President of the Company.

     b. The General Agent shall have the power to appoint and contract with agents to carry out the purpose of this Contract after the necessary agent's license shall have been duly secured by or for such persons. In contracting with agents, the General Agent shall use without alteration the printed form of agent's contract approved by the Company. The General Agent shall be responsible to the Company for all business done by or entrusted to agents or others appointed by the General Agent and no such agent or appointee shall have any claim against the Company for commissions or otherwise. The Company shall at any time have the right to refuse to accept business from any agent of the General Agent.

     c. The General Agent shall be responsible to the Company for all monies received for or on behalf of the Company by the General Agent, his Agents or employees and will immediately turn over to the Company all such monies received, including those paid at the time any application for insurance is written. Promissory notes are not acceptable for monies payable to the Company. Should the General Agent fail to make prompt transfer of monies, then he shall also be responsible for and indemnify the Company for any loss suffered in any change in currency rates.

     d. The General Agent shall indemnify and save the Company harmless from any and all expenses, costs, causes of action and damages resulting from or growing out of unauthorized acts or transactions of the General Agent or of the General Agent's agents or employees.

     e. The General Agent shall not deliver any policy except where coverage has been provided under a conditional receipt and the policy was issued as applied for, unless all insureds thereunder (and premium payer if a Payer Benefit Rider is included) are in good health at the time of delivery of said policy and unless the first premium for the same has been fully paid or premiums are payable under a military mode and an allotment request has been duly filed and registered. If a conditional receipt was given for a non-placed policy, it is to be returned with the policy.


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     f.   The General Agent shall not publish, distribute or circulate advertising of any character on behalf of the Company without prior written consent of the Company and the Company warrants that it will advise the General Agent of its decision on such
          advertisement material within thirty (30) days from date of mailing by General Agent; otherwise, such material shall be deemed approved.
                                                                        INITIALS
                                                                        --------

     g. The General Agent, without first securing written consent of the Company, will not fix liability on the Company for licenses or taxes which might be required as a Company license fee or tax.

4.   GENERAL PROVISIONS

     a. The Company will have the full authority to act or not to act on any application submitted by the General Agent. No right of action against the Company will arise because of refusal, delay or postponement by the Company, for any reason to issue a policy on any application submitted by the General Agent.

     b. The Company may prescribe the form, plan, and character of policies for which application will be accepted for consideration of issuance and may from time to time change or discontinue any form, plan, or character of policy now or hereafter in use upon sixty
          (60) days written notice to General Agent; provided, however, that in the event the Company is required to discontinue any such form by order or directive of a regulatory authority, then such discontinuance shall take effect upon written notice to the General Agent.

     c. The General Agent shall bear all the expenses incurred in the performance of this Contract and shall receive as full compensation the remuneration recited in the Compensation Schedule attached hereto.

     d. [Further, no commissions will be allowed or paid on any premiums waived by the Company under a disability provision or under a payer clause or under any other policy provision or for any other purpose.]

     e. The General Agent shall be responsible for the acts of his agents and obligations when the same are due and unpaid from the agent to the Company, and the said General Agent shall, on demand, pay the Company the amount of such debt and shall likewise pay any amount due from himself to the Company upon demand. Such debt due the Company may at any time be offset against any commissions, service fees, bonuses or other remuneration, if any, accrued or to accrue to the General Agent or to one of his agents.


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     f.   Whenever the term "advance" is used, the same shall nevertheless be construed to mean a loan. The General Agent agrees to indemnify the Company for any fees and expenses that the Company may incur in the collection of any indebtedness owing by one of his agents or for any legal action brought by or against the General Agent or any agent under him, to which the Company may be a party, and it is agreed that the Company may, if it so desires, employ its own counsel in defense of any legal proceeding to which it may be made a party, and all expense of such litigation, including costs and attorney fees, shall, in any event, be paid by the General Agent.

     g.   In the event that a dispute shall arise between General Agent and his agent concerning any commission fees, or any other
          remuneration due him from the General Agent, it is agreed that in said event Company, after giving reasonable notice in advance to General Agent, may pay such agent the commission fees or any other remuneration due him and offset such payments against any monies due or to become due the General Agent, but the Company shall not be obligated to make such payments due him by the General Agent.
                                                                        INITIALS
                                                                        --------

     h. The Company reserves the right upon sixty (60) days written notice to General Agent to revise the terms of this Contract, including commissions on any one or all of the policies, at any time it deems such revision advisable but such revision(s) with respect to commissions will apply only to insurance thereafter issued; provided, however, that in the event the Company is required to revise the terms of one of its contracts by an order or directive of a regulatory authority, then such revision shall take effect upon written notice to the General Agent.

     i. This Contract will be the sole and only contract between the Company and the General Agent, and any changes or interlineations made therein will be invalid unless signed and dated by the General Agent and the President or a Vice President of the Company. Any modifications of this Contract must be by written addendum executed by the President, or a Vice President of the Company and the General Agent.

     j. Failure of either party hereto to enforce or insist upon any of the provisions of this Contract in any instance(s) will not be construed as a waiver of its rights to enforce or insist upon such provision(s) either currently or in the future.

     k. This Contract is not transferable. No rights or interests arising therefrom will be subject to assignment except with the written consent of the Company.

     l.


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     m.   Commissions, if any, will be determined by the Company in any and all of the following cases:

          1. On account of change in plan, benefits, or amount of policy, or on any issued within one (1) year before or after a former policy on the same life has lapsed, been suspended, or converted into paid-up or extended insurance on when a policy cannot be issued as a normal classified risk or when special reinsurance arrangements are required.

          2. On a Family Rider, the placement of which results in or causes any policy or policies issued by the Company on the life of the husband (Insured under said Family Policy) or any members of his immediate family to lapse, be suspended, or converted into paid up or extended insurance within a period of six (6) months prior or subsequent to the date of issue of the Family Policy or Family Rider.

          3. On account of the conversion of a Term policy or Rider to a Life or Endowment policy on either an original age basis or an attained age basis.

     n. Neither first year commissions, renewal commissions, bonuses, nor service fees will be payable on any premium which has been paid in advance until such premium actually falls due.

     o. In the event of default for a period of sixty (60) days from the end of the grace period in the payment of a premium on a policy written under this Contract, if the policy is subsequently reinstated, except through the instrumentality of the General Agent, the Company will not be liable to the General Agent for further remuneration thereon. In case of the termination of this Contract, except by death of the General Agent or by being superseded by another Contract with this Company, the said sixty (60) day period will be reduced to thirty
          (30) days.

     p. The Company will from time to time, at its option, offer new plans of insurance not listed in the Commission Schedule of this Contract, which will be included under this Contract and may be sold by the General Agent. The Commission Schedule applicable to such policies will be announced by the Company by letter addressed to the General Agent at the time such policies are introduced and the General Agent agrees to be bound by the commissions set forth by the Company in such letter.


                                      -5-
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5.   TERMINATION

     This Agreement shall be terminated by the giving by either party hereto sixty (60) days' advance written notice prior to any such termination, said notice mailed or delivered to the last known address of either party, and in no other manner, except in instances in which the General Agent is adjudicated a bankrupt or has failed to comply with the insurance laws and regulations of the state, province, or country in which it is authorized to do business, the laws and regulations of the state insurance department, the state, and United States, the General Agent may be terminated automatically by the Company.

6.   SERVICE FEES DEDUCTION

     A service fee deduction of 2% of annual premiums then being received and retained by the Company will be made from any renumeration due to the General Agent, if after termination of this Contract, the General Agent does not exercise due diligence in servicing and conserving business written under this Contract.

7.   VESTING

     Subject to the provisions in paragraphs 4(e) and 6, above, all commissions, renewals, Service Fees and other remunerations are fully vested in the General Agent, except that if this Contract is terminated for any reason, all renewal commissions will cease if the General Agent was due less than Five Hundred Dollars ($500.00) in total remuneration under the terms hereof during the previous calendar year.

8.   DAMAGES FOR REPLACEMENT

     At any time while this contract is in efect or after it is terminated, the General Agent warrants to the Company that he shall not nor permit his Agency to conduct a systematic inducement of policyholders of the Company or relinquish a policy with the Company. Should a systematic replacement of policies, defined as that annual amount greater than or equal to one percent (1%) of the annualized premiums in force on policies less than or equal to the preceding fifteen (15) years' duration from the date of issue of the policies underwritten by the General Agent, with the Company occur, then the present value of future profits pertaining to those replaced policies shall be deducted from any and all remuneration payable thereafter to the General Agent as appropriate damages thereto.

9. The Company shall agree that notice of demand for repayment of any amounts due shall not be given until in the COmpany's judgment, the deferred first year commissions due will be insufficient to repay any outstanding balance due.





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10.  The Company agrees that it will not, either during or after the term of this Contract, furnish information to its agents, directly or through others, or to any other third party, other than a regulatory authority upon receiving due request concerning sales materials and presentations, merchandising methods of the General Agent or any other trade secrets and copyrighted materials, programming procedures, or client or agent lists or information identified by the General Agent as confidential.

11. The Company agrees that it will not impose more restrictive underwriting rules on military personnel than those in effect at the date of this Contract unless there is a concern of war or threat of war or military action (declared or undeclared), persistency of business, amount of claims or other condition which can be reasonably expected to affect the profitability of the business.

12. The Company agrees that it will not during or after the term of this Contract, assign, sell, or transfer any portion of the General Agent's business unless it is part of an overall transaction deemed to be in the best interest of the Company.

13. The Company and General Agent agree that during the term of this Contract and for two years thereafter, neither will knowingly license, contract or offer employment to any General Agent or agents of a General Agent, Sub-agent or employee of the other party hereto without written approval of the other party.

14. It is understood and agreed that this Contract cancels and supersedes all previous Contracts and Agreements, and it is further agreed that this Contract shall be binding upon the parties hereto, their successors and assigns.

15. The "Managing General Agent" of the General Agency (Partnership) is authorized to act on behalf of, and execute documents for all partners.




 /s/ [ILLEGIBLE]                         /s/ Carroll H. Payne
------------------------------          ----------------------------------------
            WITNESS                     CARROLL H. PAYNE, MANAGING GENERAL AGENT

                                              INDEPENDENT RESEARCH  AGENCY
                                                    FOR LIFE INSURANCE


 /s/ [ILLEGIBLE]                         /s/ Roger R. Kolker
------------------------------          ----------------------------------------
            WITNESS                              ROGER KOLKER, PRESIDENT

                                                MONUMENTAL LIFE INSURANCE
                                                          COMPANY



                                      -7-
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                     ADDENDUM TO GENERAL AGENT'S CONTRACT

     WITNESSETH, that in consideration of the mutual covenants hereinafter contained, notwithstanding the General Agent's Contract to which this Addendum is attached hereto, the following undersigned parties further agree as follows:

     PARTNERSHIP

     (a) That the partnership heretofore formed by the undersigned parties shall be deemed General Agent as provided in the General Agent's Contract to which this Addendum is attached. It is further understood that such partnerhsip shall be recognized by Monumental Life upon the duly authorized signature of a representative of Monumental Life.

     (b) The parties named in the Managing General Agent's Contract to which this Addendum is attached are the sole partners to such partnership, there being no silent partners to such partnership nor additional individuals who may become partners of such partnership at a later date.

     (c) That any change in such partnership shall be promptly notified in writing to the Company, and any change must be acknowledged by the Company which may require signatures of the respective parties to the partnership.

     (d) That upon the dissolution of the partnership for whatever reason, the remaining partner (or partners) and any appointees, and sub-agents recruited by such partnership shall continue in their respective capacities.

     (e) The partners further agree that any debts on monies becoming due and owing Monumental Life for wahtever reason, shall be considered the debts of the partnership as well as the partners individually and that Monumental Life may elect to hold either the partners or the individual partners liable.




 /s/ [ILLEGIBLE]                         /s/ Carroll H. Payne
------------------------------          ----------------------------------------
            WITNESS                     CARROLL H. PAYNE, MANAGING GENERAL AGENT

                                                INDEPENDENT RESEARCH AGENCY
                                                    FOR LIFE INSURANCE


 /s/ [ILLEGIBLE]                         /s/ Roger R. Kolker
------------------------------          ----------------------------------------
            WITNESS                              ROGER KOLKER, PRESIDENT

                                                MONUMENTAL LIFE INSURANCE
                                                          COMPANY


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